Exhibit 1.3

August 19, 2014

STRICTLY CONFIDENTIAL

Mr. Winston C. Yen

Chief Financial Officer

Orient Paper Inc.

Science Park, Juli Road, Xushui County

Baoding City, Hebei Province

China 072550

Dear Mr. Yen:

This amendment amends our letter agreement dated April 2, 2014, as amended on July 1, 2014 (the "Original Agreement") to extend the Term (as defined in Section B thereof of the Original Agreement) until October 1, 2014. This amendment is effective as of July 31, 2014. All other terms of the Agreement (as defined therein) shall remain in full force and effect. For the avoidance of doubt, Each of Orient Paper, Inc. (the "Company") and H.C. Wainwright & Co., LLC ("Wainwright") hereby confirms that, for the purpose of Section A,4. ("Tail Fee") of the Original Agreement, any investor introduced by the Company during the Term shall not be considered as introduced either directly or indirectly by Wainwright.

In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & Co., LLC

By:	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: CEO

Accepted and Agreed:

ORIENT PAPER INC.

By	/s/ Winston C. Yen
Name: Winston C. Yen
Title: Chief Financial Officer

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com
Member: FINRA/SIPC